Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of the July 27, 2016, by and between FinTech Acquisition Corp., a Delaware corporation (the “Company”), having its principal place of business at 712 Fifth Avenue, 8th Floor, New York, New York 10019, and Brian Shanahan (the “Investor”), having an address at 2670 Merry Oak Lane, Pittsburgh, PA 15241.

WHEREAS, the Company desires to sell in a private placement (the “Offering”) 100,000 shares (the “Securities”) of common stock of the Company, par value $0.001 per share (“Common Stock”), for an aggregate purchase price of $1,000,000, or $10.00 per share;

WHEREAS. in consideration for the Investor’s participation in the Offering, the Company’s Founders have agreed pursuant to the Securities Transfer Agreement, dated as of the date hereof, to transfer an aggregate of 200,000 founder shares to several investors, including the Investor, on the Closing Date (as defined below); and

WHEREAS, Investor wishes to purchase 100,000 shares of Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Investor hereby agree as follows:

1.	Purchase of Securities

a.	Purchase and Issuance of the Shares. Upon the terms and subject to the conditions of this Agreement, Investor hereby irrevocably agrees to purchase from the Company, and the Company hereby agrees to sell to Investor, on the Closing Date, 100,000 shares of Common Stock for an aggregate purchase price of $1,000,000 (the “Purchase Price”). On the Closing Date, upon receipt of payment therefor in accordance with this Agreement, the Company shall deliver to the Investor the Securities in book entry form through the Company’s transfer agent; provided, however, that the Company’s obligation to deliver the Securities and the Investor’s obligation to pay the Purchase Price shall be contingent upon the satisfaction or waiver of all conditions to closing of the merger of FTS Holding Corporation with and into FinTech Merger Sub, Inc. (the “Merger”) set forth in that certain Agreement and Plan of Merger, dated March 7, 2016, as may be amended from time to time (the “Merger Agreement”).

b.	Delivery of the Purchase Price. On the Closing Date, Investor shall deliver to the Company the Purchase Price in immediately available funds by wire transfer or such other form of payment as shall be acceptable to the Company and Investor. Investor and the Company acknowledge and agree that the payment of the Purchase Price may be settled by deducting the amount of the Purchase Price from the cash consideration payable to Investor pursuant to the Merger Agreement.

c.	Closing. The closing of the Offering (the “Closing”), shall take place at the offices of Ledgewood, a professional corporation, at 2001 Market Street, Suite 3400, Philadelphia, PA 19103 on July 29, 2016 (“Closing Date”), immediately prior to or simultaneously with, the closing of the Merger pursuant to the Merger Agreement.

d.	Termination. This Agreement and each of the rights and obligations of the Company and Investor shall terminate upon the termination of the Merger Agreement or by the written agreement of the parties hereto.

2.	Representations and Warranties of Investor

Investor represents and warrants to the Company that:

a.	No Government Recommendation or Approval. Investor understands that no federal or state agency has passed upon or made any recommendation or endorsement of the Company or the Offering of the Securities.

b.	Accredited Investor. Investor represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and acknowledges that the sale contemplated hereby is being made in reliance, among other things, on a private placement exemption to “accredited investors” under the Securities Act and similar exemptions under state law.

c.	Intent. Investor is purchasing the Securities solely for investment purposes, for Investor’s own account and/or for the account or benefit of its members or affiliates, and not with a view to the distribution thereof and Investor has no present arrangement to sell the Securities to or through any person or entity. Investor shall not engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act.

d.	Restrictions on Transfer. Investor acknowledges and understands the Securities are being offered in a transaction not involving a public offering in the United States within the meaning of the Securities Act. The Securities have not been registered under the Securities Act and, if in the future Investor decides to offer, resell, pledge or otherwise transfer the Securities, such Securities may be offered, resold, pledged or otherwise transferred only (A) pursuant to an effective registration statement filed under the Securities Act, (B) pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, if available, or (C) pursuant to any other available exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of any state or any other jurisdiction. Notwithstanding the foregoing, Investor acknowledges and understands the Securities are subject to transfer restrictions as described in Section 3(b) hereof. Investor agrees that, if any transfer of the Securities or any interest therein is proposed to be made, as a condition precedent to any such transfer Investor may be required to deliver to the Company an opinion of counsel satisfactory to the Company with respect to such transfer. Absent registration or another available exemption from registration, Investor agrees it will not transfer the Securities. Investor further acknowledges that because the Company is a shell company, Rule 144 may not be available to Investor for the resale of the Securities until the one year anniversary following consummation of the Merger, despite technical compliance with the requirements of Rule 144 and the release or waiver of any contractual transfer restrictions.

e.	Sophisticated Investor.

i.	The Investor, is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Securities.

ii.	Investor is aware that an investment in the Securities is highly speculative and subject to substantial risks because, among other things, the Securities have not been registered under the Securities Act and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available, and Investor may suffer a loss of a portion or all of its investment in the Securities. Investor is able to bear the economic risk of its investment in the Securities for an indefinite period of time.

f.	Independent Investigation. Investor, in making the decision to purchase the Securities, has relied upon an independent investigation of the Company and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Company, its officers, directors or employees or any other representatives or agents of the Company, other than as set forth in this Agreement. Investor is familiar with the business, operations and financial condition of the Company and has had an opportunity to ask questions of, and receive answers from the Company’s officers and directors concerning the Company and the terms and conditions of the offering of the Securities and has had full access to such other information concerning the Company as Investor has requested. Investor confirms that all documents that it has requested have been made available and that Investor has been supplied with all of the additional information concerning this investment which Investor has requested.

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g.	Organization and Authority. Each Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware and it possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

h.	Authority. This Agreement has been validly authorized, executed and delivered by Investor and is a valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

i.	No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Investor of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) Investor's charter documents, (ii) any agreement or instrument to which Investor is a party or (iii) any law, statute, rule or regulation to which Investor is subject, or any agreement, order, judgment or decree to which Investor is subject.

j.	No Legal Advice from Company. Investor acknowledges it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement and the other agreements entered into between the parties hereto with Investor’s own legal counsel and investment and tax advisors. Except for any statements or representations of the Company made in this Agreement and the other agreements entered into between the parties hereto, Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

k.	Reliance on Representations and Warranties. Investor understands the Securities are being offered and sold to Investor in reliance on exemptions from the registration requirements under the Securities Act, and analogous provisions in the laws and regulations of various states, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth in this Agreement in order to determine the applicability of such provisions.

l.	No General Solicitation. Investor is not subscribing for the Securities as a result of or subsequent to any general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting or in the Registration Statement on Form S-4 (the “Registration Statement”) with respect to the Merger filed with the Securities and Exchange Commission (“SEC”).

m.	Legend. Investor acknowledges and agrees that each of the Securities shall bear a restrictive legend (the “Legend”), in form and substance substantially as set forth in Section 4 hereof.

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3.	Representations, Warranties and Covenants of the Company

The Company represents and warrants to, and agrees with, each Investor that:

a.	Valid Issuance of Capital Stock. Prior to the Merger and the transactions contemplated by the Merger Agreement, the total number of shares of all classes of capital stock which the Company has authority to issue is 25,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). As of the date hereof, prior to the Merger and the transactions contemplated by the Merger Agreement, the Company has issued and outstanding 3,733,333 shares of Common Stock and no shares of Preferred Stock. All of the issued shares of capital stock of the Company have been duly authorized, validly issued, and are fully paid and non-assessable.

b.	Title to Securities. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Securities will be duly and validly issued, fully paid and non-assessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof, Investor will have or receive good title to the Securities, free and clear of all liens, claims and encumbrances of any kind resulting from actions of, or any failure to act by, the Company, other than (i) transfer restrictions pursuant to the Letter Agreement (as defined in the Merger Agreement) to be entered into in connection with the Merger and (ii) transfer restrictions under federal and state securities laws.

c.	Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and assets and to carry on its business as now being conducted.

d.	Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Securities in accordance with the terms hereof, (ii) the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

e.	No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not (i) result in a violation of the Company’s certificate of incorporation or by-laws, (ii) conflict with, or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or (iii) violate any law statute, rule or regulation to which the Company is subject or any agreement, order, judgment or decree to which the Company is subject. Other than any SEC or state securities filings which may be required to be made by the Company subsequent to the Closing, and any registration statement which may be filed pursuant thereto, the Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or self-regulatory entity in order for it to perform any of its obligations under this Agreement or issue the Securities in accordance with the terms hereof.

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4.	Legends

a.	Legend. The Company will issue the Securities purchased by Investor in the name of Investor. The Securities will bear the following Legend and appropriate “stop transfer” instructions:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT A) pursuant to an effective registration statement filed under the Securities Act, (B) pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, if available, or (C) pursuant to any other available exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of any state or any other jurisdiction.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO A LETTER AGREEMENT, DATED AS OF JULY 29, 2016, BETWEEN, AMONG OTHERS, CARDCONNECT CORP. AND CERTAIN STOCKHOLDERS OF CARDCONNECT CORP. SIGNATORY THERETO (THE “LETTER AGREEMENT”) AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF DURING THE TERM THEREOF PURSUANT TO THE TERMS SET FORTH IN THE LETTER AGREEMENT.”

b.	Investor’s Compliance. Nothing in this Section 4 shall affect in any way Investor’s obligations and agreements to comply with all applicable securities laws upon resale of the Securities.
c.	Company’s Refusal to Register Transfer of the Securities. The Company shall refuse to register any transfer of the Securities if, in the sole judgment of the Company upon advice of counsel, such purported transfer would not be made (i) pursuant to an effective registration statement filed under the Securities Act, or (ii) pursuant to an available exemption from the registration requirements of the Securities Act and (iii) in compliance herewith and with the Letter Agreement.

d.	Registration Rights. Investor will be entitled to certain registration rights with respect to the Securities which will be governed by the registration rights agreement between, among others, Investor and the Company, to be entered into in connection with the Merger and to be dated as of the Closing Date.

5.	Rescission Right Waiver and Indemnification.

a.	Investor understands and acknowledges an exemption from the registration requirements of the Securities Act requires there be no general solicitation of purchasers of the Securities. In this regard, if the Registration Statement were deemed to be a general solicitation with respect to the purchase of the Securities by Investor, the offer and sale of the Securities may not be exempt from registration and, if not, Investor may have a right to rescind its purchase of the Securities. In order to facilitate the completion of the Offering and in order to protect the Company, its stockholders and the amounts in the Trust Account from claims that may adversely affect the Company or the interests of its stockholders, Investor hereby agrees to waive, to the maximum extent permitted by applicable law, any claims, right to sue or rights in law or arbitration, as the case may be, to seek rescission of its purchase of the Securities. Investor acknowledges and agrees this waiver is being made in order to induce the Company to sell the Securities to Investor. Investor agrees the foregoing waiver of rescission rights shall apply to any and all known or unknown actions, causes of action, suits, claims or proceedings against the Trust Account (collectively, “Claims”) and related losses, costs, penalties, fees, liabilities and damages, whether compensatory, consequential or exemplary, and expenses in connection therewith, including reasonable attorneys’ and expert witness fees and disbursements and all other expenses reasonably incurred in investigating, preparing or defending against any Claims, whether pending or threatened, in connection with any present or future actual or asserted right to rescind the purchase of the Securities hereunder or relating to the purchase of the Securities and the transactions contemplated hereby.

b.	Investor agrees not to seek recourse against the Trust Account for any reason whatsoever in connection with its purchase of the Securities or any Claim that may arise now or in the future.

c.	Investor acknowledges and agrees that the stockholders of the Company are and shall be third-party beneficiaries of this Section 5.

d.	Investor agrees that, to the extent any waiver of rights under this Section 5 is ineffective as a matter of law, Investor has offered such waiver for the benefit of the Company as an equitable right that shall survive any statutory disqualification or bar that applies to a legal right. Investor acknowledges the receipt and sufficiency of consideration received from the Company hereunder in this regard.

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6.	Governing Law; Jurisdiction; Waiver of Jury Trial

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

7.	Assignment; Entire Agreement; Amendment

a.	Assignment. Neither this Agreement nor any rights hereunder may be assigned by any party to any other person other than by Investor to a person agreeing to be bound by the terms hereof, including the waiver contained in Section 5 hereof.

b.	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

c.	Amendment. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

d.	Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.

8.	Notices

a.	Notices. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile or other electronic transmission with copy sent in another manner herein provided or sent by courier (which for all purposes of this Agreement shall include Federal Express or other recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for herein or such other address as either may designate for itself in such notice to the other. Communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or 2nd-day courier service, or if sent by facsimile upon receipt of confirmation of transmittal or, if sent by mail, then three days after deposit in the mail. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (b) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting and (2) the giving of such separate notice; and (c) if by any other form of electronic transmission, when directed to the stockholder.

9.	Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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10.	Survival; Severability

a.	Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the Closing.

b.	Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

11.	Headings. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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This subscription is accepted by the Company on the 27th day of July 2016.

FINTECH ACQUISITION CORP.

By:	/s/ Daniel Cohen
Name: Daniel G. Cohen
Title: Chief Executive Officer and President

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Accepted and agreed on the date hereof

PURCHASER:

By:	/s/ Brian P. Shanahan
Name: Brian P. Shanahan

[Securities Purchase Agreement]

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